Exhibit 10.3

AN AWARD OF RESTRICTED STOCK UNITS (hereinafter the “Units”), representing a number of shares of Nordstrom Common Stock (“Common Stock”) as noted in the 2012 Notice of Award of Restricted Stock Units (the “Notice”), of Nordstrom, Inc., a Washington Corporation (the “Company”), is hereby granted to the Recipient (“Unit holder”) on the date set forth in the Notice, subject to the terms and conditions of this Agreement. The Units are also subject to the terms, definitions and provisions of the Nordstrom, Inc. 2010 Equity Incentive Plan (the “Plan”) adopted by the Board of Directors of the Company (the “Board”) and approved by the Company’s shareholders, which is incorporated in this Agreement. To the extent inconsistent with this Agreement, the terms of the Plan shall govern. Terms not defined herein shall have the meanings as set forth in the Plan. The Compensation Committee of the Board (the “Compensation Committee”) has the discretionary authority to construe and interpret the Plan and this Agreement. All decisions of the Compensation Committee upon any question arising under the Plan or under this Agreement shall be final and binding on all parties. The Award and the Units issued thereunder are subject to the following terms and conditions:

1.	VESTING AND CONVERSION OF UNITS

Unless otherwise specified within this Agreement, the Units will vest and automatically convert into Common Stock according to the applicable terms set forth in the Notice. For the avoidance of doubt, only Common Stock shall be issuable upon the vesting of the Units, not cash. The Company shall not be required to issue fractional shares of Common Stock upon conversion of the Units into Common Stock. The delivery of the shares on vesting of the Units is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), together with regulatory guidance issued thereunder, and shall occur as soon as practicable after the applicable vesting date.

2.	ACCEPTANCE OF UNITS

By execution of this Agreement and accepting the Units, the Unit holder hereby agrees to all the terms and conditions of this Agreement and of the Plan.

3.	NONTRANSFERABILITY OF UNITS

The Units may not be sold, pledged, assigned or transferred in any manner except in the event of the Unit holder’s death. In the event of the Unit holder’s death, the Units may be transferred to the person indicated on a valid Nordstrom Beneficiary Designation form, or if no Beneficiary Designation form is on file with the Company, then to the person to whom the Unit holder’s rights have passed by will or the laws of descent and distribution. Except as set forth in Section 4 below, the Units may be converted into Common Stock during the lifetime of the Unit holder only by the Unit holder or by the guardian or legal representative of the Unit holder. The terms of the Agreement shall be binding on the executors, administrators, heirs and successors of the Unit holder.

4.	SEPARATION OF EMPLOYMENT

Except as set forth below, the Units will vest and convert into Common Stock only while the Unit holder is an employee of the Company. If the Unit holder’s employment with the Company is terminated, the Unit holder or his or her legal representative shall have the right to continued vesting and conversion of the Units into Common Stock only as follows:

(a)	If the Unit holder dies while employed by the Company and this Award was granted at least six months prior to the date of the Unit holder’s death, any Units represented by this Award shall immediately vest and convert into Common Stock as of the date of the Unit holder’s death, and shall be issued in the name of the person identified on the Unit holder’s Beneficiary Designation form on file with the Company. If no valid Beneficiary Designation form is on file with the Company, then the Common Stock issued pursuant to the preceding sentence shall be issued in the name of the person to whom the Unit holder’s rights under this Agreement have passed by will or the laws of descent and distribution. If this Award was granted less than six months prior to separation due to the Unit holder’s death, such Award shall be forfeited as of the date of the Unit holder’s death.

(b)	If the Unit holder is separated due to his or her disability, as defined in Section 22(e)(3) of the Code, and this Award was granted at least six months prior to such separation, and the Unit holder provides Nordstrom Leadership Benefits with reasonable documentation of the Unit holder’s disability, any Units represented by this Award shall immediately vest and convert into Common Stock as of the date of such separation. If the Award was granted less than six months prior to separation due to the Unit holder’s disability, such Award shall be forfeited as of the date of separation.

(c)	If the Unit holder is separated for any reason other than those set forth in subparagraphs (a) and (b) above, then all Units represented by this Award shall be forfeited as of the date of the Unit holder’s separation.

Notwithstanding anything above to the contrary, if at any time during the term of Unit holder’s employment with the Company, the Unit holder directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or in any other capacity, engages, or assists any third party in engaging, in any business competitive with the Company, divulges any confidential or proprietary information of the Company to a third party who is not authorized by the Company to receive the confidential information; or improperly uses any confidential or proprietary information of the Company, then any Units represented by this Award and any Common Stock received on conversion of such Units shall be immediately forfeited.

5.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

The number and kind of Common Stock which may be issued on conversion of the Units shall be appropriately adjusted pursuant to the Plan to reflect any stock dividend, stock split, split-up, extraordinary dividend distribution, or any combination or exchange of shares, however accomplished.

6.	NO DIVIDEND RIGHTS

Except to the extent required pursuant to Section 5 of this Agreement, ownership of Units shall not entitle the Unit holder to receive any dividends declared with respect to Common Stock.

7.	ADDITIONAL UNITS

The Compensation Committee may or may not grant the Unit holder additional Units in the future. Nothing in this Agreement or any future agreement should be construed as suggesting that additional Unit awards to the Unit holder will be forthcoming.

8.	LEAVES OF ABSENCE

For purposes of this Agreement, the Unit holder’s service does not terminate due to a military leave, a medical leave or another bona fide leave of absence if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But, service terminates when the approved leave ends unless the Unit holder immediately returns to active work.

9.	TAX WITHHOLDING

Each vested Unit will be automatically settled by the delivery of one share of Common Stock to the Unit holder, subject to satisfaction of tax withholding obligations and compliance with securities laws and other applicable laws.

10.	RIGHTS AS A SHAREHOLDER

Neither the Unit holder nor the Unit holder’s beneficiary or representative shall have any

1 | Restricted Stock Unit Award Agreement

Exhibit 10.3

rights as a shareholder with respect to any Common Stock which may be issuable upon vesting and conversion of the Units, unless and until the Units actually vest and are thereafter converted into Common Stock.

11.	NO RETENTION RIGHTS

Nothing in this Agreement or in the Plan shall give the Unit holder the right to be retained by the Company (or a subsidiary of the Company) as an employee or in any other capacity. The Company and its subsidiaries reserve the right to terminate the Unit holder’s service at any time, with or without cause.

12.	CLAWBACK POLICY

The Units, and any Common Stock issued upon vesting and conversion of the Units and the proceeds from any sale of such Common Stock, shall be subject to the Clawback Policy adopted by the Board, as amended from time to time.

In the event the Clawback Policy is deemed unenforceable with respect to the Units, or with respect to the Common Stock issuable or issued upon vesting and conversion of the Units, then the Award of Units subject to this Agreement shall be deemed unenforceable due to lack of adequate consideration.

13.	ENTIRE AGREEMENT

The Notice, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

This Agreement may not be modified or amended, except for a unilateral amendment by the Company that does not materially adversely affect the rights of the Unit holder under this Agreement. No party to this Agreement may unilaterally waive any provision hereof, except in writing. Any such modification, amendment or waiver signed by, or binding upon, the Unit holder, shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Agreement.

14.	CHOICE OF LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington without regard to principles of conflicts of laws, as such laws are applied to contracts entered into and performed in such State.

15.	SEVERABILITY

If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

16.	CODE SECTION 409A

The Company reserves the right in its sole discretion, to the extent the Company deems reasonable or necessary in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or delivery of Common Stock provided under this Agreement is made in a manner that complies with Section 409A of the Code, together with regulatory guidance issued thereunder.

2 | Restricted Stock Unit Award Agreement